TRUST FOR ADVISED PORTFOLIOS

on behalf of the funds managed by

Fulcrum Asset Management LLP

SHAREHOLDER SERVICING PLAN

WHEREAS: Trust for Advised Portfolios (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of the classes of shares for the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”) and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of the Fund listed on Schedule A and its shareholders; and

WHEREAS, Fulcrum Asset Management LLP (the “Advisor”) will serve as shareholder servicing agent for the Fund.

NOW THEREFORE, the Fund hereby adopts the Plan on behalf of each class of the Fund listed in Schedule A on the following terms and conditions:

1. Each class of the Fund listed on Schedule A will pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Advisor or by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of the Fund (“Clients”), including but not limited to shareholder servicing provided by the Advisor at facilities dedicated to the Fund, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Fund.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Fund shares or about other aspects of the operations of the Fund; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Fund to Clients; (g) assisting Clients in changing the Fund’s records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. Each class of the Fund listed on Schedule A shall pay the Advisor, for its services, at an annual rate of the average daily net assets of the Fund up to the amounts indicated on Schedule A.  The Fund may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date.  The payments shall be calculated monthly.  In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Fund any such excess amount.  Payments to the Advisor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Fund, in its sole discretion.  The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (a) the identity of Service Organizations; and (b) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Fund’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan shall be effective with respect to each Fund listed on Schedule A (or each class of the Fund added to Schedule A from time to time): (a) on the date upon which it is approved for such Fund or class by vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

6. This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of the Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended, with respect to a class or classes of shares of the Fund, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

Adopted by the Board of Trustees:  May 27, 2015, and amended August 16-17, 2016.

SCHEDULE A
SHAREHOLDER SERVICING PLAN

Series of Trust for Advised Portfolios	Maximum Shareholder Servicing Fee
Fulcrum Diversified Absolute Return Fund
Institutional Class	Up to 0.10%
Advisor Class	Up to 0.15%

Adopted by the Board of Trustees:  May 27, 2015, and amended August 16-17, 2016.